Exhibit 10.1

AMENDMENT NO. 2 TO

SENIOR MANAGEMENT AGREEMENT

THIS AMENDMENT NO. 2 TO SENIOR MANAGEMENT AGREEMENT (this “Amendment”), dated as of September 15, 2014, is made by and among Capella Holdings, Inc., a Delaware corporation (the “Company”), Capella Healthcare, Inc., a Delaware corporation (“Employer”), and Daniel S. Slipkovich (“Executive”), and GTCR Fund VIII, L.P., a Delaware limited partnership (the “Majority Holder”).

RECITALS

WHEREAS, the Company, Employer and Executive entered into a Senior Management Agreement, dated as of May 4, 2005, and an Amendment No. 1. to the Senior Management Agreement, dated of May 12, 2006 (collectively, the “Senior Management Agreement”); and

WHEREAS, the Company, Employer, Executive and the Majority Holder desire to amend the Senior Management Agreement as set forth herein pursuant to Section 11(k) of the Senior Management Agreement;

NOW, THEREFORE, in consideration of the foregoing recitals, which shall constitute a part of this Amendment, and the mutual promises contained in this Amendment, and intending to be legally bound thereby, the parties agree as follows:

1.    Amendment to Section 3(j). Section 3(j) of the Senior Management Agreement is hereby deleted in its entirety and replaced with the following provision:

“If Executive’s employment is terminated for any reason other than a termination by the Company with Cause, then within 180 days after such termination, Executive shall have the right to require the Company to repurchase up to 6,347,275 shares of the Company’s Common Stock (the “Put Stock”) then held by Executive by delivering a written notice to the Company (the “Put Notice”) at the Fair Market Value of such shares as of the date of the Put Notice, subject to the terms of this paragraph. The closing of the purchase of the Executive Securities pursuant to the Put Notice (the “Put Closing”) shall take place on the date designated by the Company, which date shall not be more than ninety days nor less than 5 days after the delivery of the Put Notice by Executive. At the Put Closing, Executive shall deliver to the Company certificates representing all of the outstanding Put Stock to be repurchased by the Company free and clear of all liens and encumbrances and duly endorsed in blank or accompanied by duly executed forms of assignment (with signatures guaranteed), and the Company will pay for the Put Stock to be purchased by it pursuant to this paragraph by (1) first, offsetting amounts outstanding under any bona fide debts owed by Executive to the Company and (2) second, paying the remainder (if any) of the purchase price by a check or wire transfer of funds. The Company will be entitled to receive customary representations and warranties from Executive regarding such sale. Notwithstanding anything to the contrary contained in this Agreement, all repurchases of Put Stock by the Company pursuant to this paragraph shall be subject to applicable restrictions contained in the Delaware General Corporation Law or such other governing corporate law, and in the Company’s and its Subsidiaries’ debt and equity financing agreements. In furtherance of the foregoing, if any such restrictions prohibit (i) the repurchase of Put Stock hereunder which the Company is otherwise required to make or (ii) dividends or other transfers of funds from one or more Subsidiaries to the Company to enable any such repurchases, then the Company shall make such repurchases as soon as it is permitted to do so under such restrictions.”

2.    Amendment to Section 6(a)(i). Section 6(a)(i) of the Senior Management Agreement is hereby deleted in its entirety and replaced with the following provision:

“Effective as of March 1, 2014 and during the Employment Period, Executive shall serve as the Executive Chairman and Founder of the Company and shall have the normal duties, responsibilities and authority implied by such position, including, without limitation, the duties, responsibilities and authority assigned or delegated by the Board or the Chief Executive Officer, subject to the power of the Board to expand or limit such duties, responsibilities and authority.”

3.    Amendment to Section 6(a)(ii). Section 6(a)(ii) of the Senior Management Agreement is hereby deleted in its entirety and replaced with the following provision:

“Executive shall report to the Board and Executive shall devote his best efforts to the business and affairs of the Company, Employer and the Subsidiaries. Executive shall devote business time of approximately 70% of full time to the Company, Employer and the Subsidiaries.”

4.    Amendment to Section 6(b). The first two sentences of Section 6(b) of the Senior Management Agreement is hereby deleted in its entirety and replaced with the following sentence:

“Effective as of March 2, 2014 and during the Employment Period, Employer will pay Executive a base salary of $450,000 per annum or such other higher rate as the Board may determine from time to time (the “Annual Base Salary”), which salary shall be payable by Employer in regular installments in accordance with Employer’s general payroll practices (in effect from time to time). In addition to the Annual Base Salary, Executive shall be eligible for an annual base bonus (the “Annual Bonus”) following the end of each fiscal year of the Company during the Employment Period commencing with fiscal year 2014 of up to 75% of the Annual Base Salary, as determined by the Board in its sole discretion; provided that 65% of such 75% shall be determined by the Board based upon achievement by the Company, Employer and their Subsidiaries of EBITDA goals established by the Board (or the Compensation Committee established by the Board) and 10% of such 75% shall be determined by the Board based upon achievement by the Company, Employer and their Subsidiaries of quality and service-related goals and objectives established by the Board (or the Compensation Committee established by the Board).”

5.    Amendment to Section 6(e). In Section 6(e) of the Senior Management Agreement the phrase “one-year period” is hereby deleted in its entirety and replaced with the phrase “eighteen-month period”.

6.    Ratification. All other paragraphs, provisions, and clauses in the Senior Management Agreement not so modified remain in full force and effect as originally written.

7.    Defined Terms. Certain capitalized terms not defined herein shall have the meanings given to such terms in the Senior Management Agreement.

8.    Counterparts. This Amendment may be executed in one or more counterparts, each of which is an original, but all of which together constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

9.    Governing Law; Binding Agreement. All questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by the internal law of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

CAPELLA HOLDINGS, INC.

By:	/s/ Michael A. Wiechart
Name:	Michael A. Wiechart
Its:	President and Chief Executive Officer

CAPELLA HEALTHCARE, INC.

By:	/s/ Michael A. Wiechart
Name:	Michael A. Wiechart
Its:	President and Chief Executive Officer

/s/ Daniel S. Slipkovich
Daniel S. Slipkovich

Agreed and Accepted by:

GTCR FUND VIII, L.P., as Majority Holder

By:	GTCR Partners VIII, L.P.
Its:	General Partner

By:	GTCR Golder Rauner II, L.L.C.
Its:	General Partner

By:	/s/ David Donnini
Name:	David Donnini
Its:	Principal